Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-184466

January 2, 2018

The Howard Hughes Corporation® Announces 2,500,000 Share Secondary Offering by

Selling Stockholders

DALLAS (January 2, 2018)—The Howard Hughes Corporation® (NYSE: HHC) (the “Company”) today announced that Pershing Square Holdings, Ltd. and Pershing Square, L.P. (the “Selling Stockholders”), intend to offer for sale in an underwritten public secondary offering an aggregate of 2,500,000 shares of the Company’s common stock (the “Offered Shares”). The Selling Stockholders will receive all of the net proceeds from this offering. No shares are being sold by management or the Company.

JPMorgan, BofA Merrill Lynch and Jefferies are acting as underwriters for the offering.

A shelf registration statement on Form S-3, including a prospectus, related to the shares was filed by the Company on October 17, 2012 with the SEC and became effective on November 9, 2012. Before you invest, you should read the prospectus included in that registration statement and the documents incorporated by reference in that registration statement as well as the prospectus supplement related to this offering when it is available. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. When available, copies of the prospectus supplement and accompanying prospectus related to the offering may also be obtained by contacting J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204 or BofA Merrill Lynch, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, or via email dg.prospectus_requests@baml.com or Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, telephone: 1-877-821-7388 or e-mail: Prospectus_Department@Jefferies.com.

This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer to buy the securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date of the shelf registration statement.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: The Seaport District NYC in New York; Columbia, Maryland; Summerlin®, Las Vegas; Ward Village® in Honolulu, Hawai‘i; and The Woodlands®, The Woodland Hills, and Bridgeland® in the Greater Houston, Texas area. The Howard Hughes Corporation’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC.

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future, including risks and uncertainties relating to the consummation of the proposed offering by the Selling Stockholders and the risks identified, or incorporated by reference, in the prospectus supplement or accompanying prospectus. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

The Howard Hughes Corporation

Cristina Carlson, 646-822-6910

VP, Corporate Communications and Public Relations

cristina.carlson@howardhughes.com

or

For HHC Investor Relations

David O’Reilly, 214-741-7744

Chief Financial Officer

david.o’reilly@howardhughes.com